Aoxin Tianli Group, Inc. Announces the Divestiture of OV Orange and the Cancellation of Hang-ao Sale

WUHAN CITY, China, Dec. 30, 2015 /PRNewswire/ -- Aoxin Tianli Group, Inc. (NASDAQ:ABAC) ("Aoxin Tianli" or the "Company"), a company focused on hog farming in China, today announced that it has executed an equity transfer agreement (the “Equity Transfer Agreement”) to sell the Company’s 95% equity interest in Wuhan Optical Valley Orange Technology Co., Ltd. (“OV Orange”) to a group of third party investors (collectively, the “Transferees”). Pursuant to the Equity Transfer Agreement entered into by and between the Company and the Transferees on December 29, 2015, the Company agreed to transfer 95% of the equity interests in OV Orange for a total consideration of RMB47.5 million (approximately $7.3 million). To facilitate the transaction, the Company also agreed to waive the earn-out provisions set forth in the Stock Purchase Agreement executed on August 26, 2014 (please refer to the Company’s SEC filing at: http://www.sec.gov/Archives/edgar/data/1486299/000119380514001769/e612663_ex10-1.htm) and to release the 403,000 “earn-out” shares of the Company’s common stock that are currently held in escrow to Ms. Li-Na Deng at the end of March 2017. The Company’s Board of Directors voted in favor of the transaction on December 29, 2015.

Additionally, the Company announced that it and Guangxi Hongzhen Investment Co., Ltd. (“Guangxi Hongzhen”) have agreed to terminate the Equity Transfer Agreement, previously entered into by them on November 13, 2015, whereby Guangxi Hongzhen was to purchase the Company’s interest in Hubei Hang-ao Servo-valve Manufacturing Technology Co., Ltd.   (please refer to the Company’s SEC filing at: http://www.sec.gov/Archives/edgar/data/1486299/000119380515001884/e614246_ex10-1.htm) . The Agreement was terminated at the request of Guangxi Hongzhen as a result of the inability to obtain proper land use permits and deeds for Hang-ao’s properties as a result of the failure of the developer of the industrial park in which Hang-ao is located to complete the development of the industrial park and related permitting procedures. As a result, Hang-ao remains an 88% owned subsidiary of the Company.

About Aoxin Tianli Group, Inc.

Aoxin Tianli Group, Inc. (the "Company"), previously known as Tianli Agritech, Inc., is currently a diversified company with businesses in hog farming, manufacturing and marketing of electro-hydraulic servo-valves, and the development of optical fiber hardware and software solutions. Aoxin Tianli is in the process of disposing of its assets unrelated to hog farming and refocusing on its hog farming business and related activities.  Through its wholly owned subsidiary, Wuhan Fengze Agricultural Science and Technology Development Co., Ltd., the Company engages in the breeding, raising and selling of breeder and market hogs in China and is developing a retail channel for its pork products including high-value, black hog meat.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulations, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Aoxin Tianli Group, Inc.
Email: abac_ir@163.com